EMPLOYMENT AGREEMENT

        BETWEEN ADVANTICA RESTAURANT GROUP, INC. AND NELSON J. MARCHIOLI

         This Employment Agreement ("Agreement"), dated January 2, 2001, between Advantica Restaurant Group, Inc., a Delaware corporation (the "Company") and Nelson J. Marchioli (the "Executive"), residing at 26 Mountain Laurel, Dove Canyon, CA 92679.

                                   WITNESSETH:

         WHEREAS, The Board of Directors (the "Board") of the Company wishes to employ the Executive as President and Chief Executive Officer of the Company and of its wholly-owned subsidiary, Denny's, Inc., on the terms and subject to the conditions set forth herein; and

         WHEREAS, the Executive wishes to accept employment with the Company in the position of President and Chief Executive Officer, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

         1.       EMPLOYMENT

                  The Executive's employment under the terms of this Agreement shall commence on February 5, 2001 (the "Effective Date"), and shall continue for a period of three (3) years unless terminated earlier pursuant to Section 5. (Such period of employment under this Agreement is hereinafter referred to as the "Employment Term.") The Executive shall provide services to the Company hereunder as President and Chief Executive Officer of the Company. The Executive will serve the Company subject to the general supervision,

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advice and direction of the Chairman of the Board and members of the Board and upon the terms and conditions set forth in this Agreement.

         2.       DUTIES

                  (a) During the Employment Term, and while serving as President and Chief Executive Officer of the Company, the Executive shall have such authority and duties as are customary in such positions, and shall perform such other services and duties as the Chairman and the other Directors may from time to time designate consistent with such positions. (b) The Executive shall report solely to the Board. All senior officers of the Company (with the exception of Ronald B. Hutchison and Rhonda J. Parish, each of whom will report directly to the Chairman of the Board as long as James B. Adamson is Chairman) shall report, directly or indirectly through other senior officers, to the Executive, and the Executive shall be responsible for reviewing the performance of the other senior officers of the Company, and shall from time to time present to the Board his recommendations for any adjustments to the salaries of and bonus payments to such officers. The Executive shall be responsible for, and, subject to discussion with and ratification by the Board, have the authority to enter into, employment contracts on behalf of the Company with other executives of the Company. (c) The Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:

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                  (i)  serving as a director or member of a
                  committee of any not-for-profit organization or engaging in other charitable or community activities; and

                  (ii) serving as an employee, officer, trustee, agent or representative of another business or service, but only with the advance approval of the Board.

         3.       COMPENSATION AND BENEFITS

                  (a) BASE COMPENSATION. For the calendar year ending
December 31, 2001, the Company shall pay the Executive a base salary (the "Base Salary"), as compensation for his employment under this Agreement, in the amount of $600,000. For each calendar year thereafter within the Employment Term, the Base Salary shall be as determined by the Board but shall not be less than $600,000. During the Employment Term such Base Salary shall be paid in equal installments on at least a bi-weekly basis, or on such other basis as is applicable to employees of the Company's Support Center.

                  (b) ANNUAL BONUS. For each calendar year ending during the Employment Term, the Executive's bonus compensation ("Annual Bonus") shall be at an annual rate equal to at least 75% of Base Salary (the "Targeted Bonus") payable if the Company and the Executive achieve budgeted financial and other performance targets which shall be established by the Compensation and Incentives Committee of the Board (the "Compensation Committee") and communicated to the Executive. It is expressly agreed that to the extent the Compensation Committee provides additional over performance incentive targets in the Company's annual incentive bonus plan for employees, Executive shall be entitled to fully participate in and receive the full benefits for achieving such over-performance incentive targets. Further, it is specifically agreed and understood that payment of the Annual


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Bonus for the Year 2001 only shall be guaranteed by the Company. The Executive's
Annual Bonus earned with respect to each year shall be paid at the same time as annual incentive bonuses with respect to that year are paid to other senior executives of the Company generally.

                  (c) STOCK OPTIONS. On the Effective Date of this Agreement, (the "Grant Date"), the Company shall grant to the Executive an option (the "Option") to purchase 2,000,000 shares of common stock of the Company, $.01 par value per share (the "Stock"). The Option shall be granted subject to the following terms: (i) the exercise price with respect to the initial 1,250,000 shares under the Option shall be the market price per share of the stock on the Effective Date, the fair market value of the Stock which for purposes of this Agreement was calculated by taking the closing price of the Stock on the day immediately preceding the Grant Date; (ii) an additional 750,000 shares at a grant price of $2.00 per share; (iii) the Option shall fully vest over a three-year period and be exercisable as follows: 33 1/3% shall be exercisable on each of the first, second and third anniversaries of the Grant Date; and (iv) the Option shall be exercisable by Executive or his estate for a period of ten years. The Executive shall immediately become 100% vested in, and eligible to exercise, the Option, and others that may be granted to him in the future, in the event of (a) his termination without Cause (as defined in Section 5(c)(ii)) under Section 5(a)(iii), (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company's assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation, (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including


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cash, or (f) a tender offer for at least a majority of the outstanding stock of the Company. If immediate vesting occurs because of a termination without Cause, the Option shall be exercisable for thirty-six (36) months following the effective date of such termination; in all other events the option will remain exercisable under the terms of the grant.

                  (d) SIGN-ON BONUS. As soon as is administratively feasible following the Effective Date, but in no event later than five (5) business days following the Effective Date, the Company shall pay to the Executive a Sign-on Bonus of $1,623,264.

                  (e) BENEFITS. During the Employment Term, the Executive shall be entitled to receive an annual car allowance and to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those which apply to such other senior executives of the Company.

         4.       REIMBURSEMENT OF EXPENSES

                  (a) EXPENSES INCURRED IN PERFORMANCE OF EMPLOYMENT. In addition to the compensation provided for under Section 3 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable expenses incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company, including the Executive's travel expenses.

                  (b) RELOCATION. If the Executive elects to relocate to Greenville/Spartanburg at any time during the term hereof, the Company will provide the Executive with the full


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relocation benefits package, including the guaranteed buyout of the Executive's current primary residence in California.

                  (c) TRAVEL AND HOUSING ALLOWANCES. For such portion of the Employment Term during which the Executive elects not to relocate to Greenville/Spartanburg, the Executive will be paid a $25,000 annual travel allowance and a $25,000 annual housing allowance, each of which will be grossed up at a combined rate for tax purposes which is necessary to provide a net amount to Executive of $25,000 annually for each of said allowances.

                  (d) DEFENSE AND INDEMNIFICATION. The Company agrees to defend and indemnify the Executive against a breach of employment contract claim made by American Securities Capital Partners, LP, ("American Securities") ensuing from his acceptance of employment with the Company, provided, however, that the Company shall have no obligation to defend and indemnify the Executive under the terms of this Section 4(d) unless Marchioli is in substantial compliance with the notice of termination provision of his employment agreement with EPL. Further, in the event EPL or American Securities fails to provide Executive with any of the various items of monetary value to which Executive in good faith believes he is entitled pursuant to the terms of his Employment Agreement, Non-Qualified Stock Option Agreement and Stockholders Agreement with EPL, each dated December 29, 1999, the Company will, at the request of the Executive, retain legal counsel of Executive's choice to represent Executive in his efforts to recover said value from EPL and American Securities. The Company will pay directly to the legal counsel retained for the Executive for this purpose all usual, reasonable and customary legal fees and expenses incurred in pursuit of said matter. Further, should EPL or American Securities fail to pay the Executive when and as due the annual incentive bonus presently


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calculated at or about $337,000 earned by the Executive for over performance in the year 2000 as described on Exhibit A to the Executive's Employment Agreement with EPL, the Company will, at the request of the Executive, make an interest-free loan to the Executive in accordance with the provisions of
Section 4 (f) of this Agreement set forth below, the Company will, at the request of the Executive, retain legal counsel of the Executive's choice to represent Executive in his efforts to recover said value from EPL and American Securities. The Company will pay all usual, reasonable and customary legal fees and expenses incurred in pursuit of said matter directly to the legal counsel retained by the Company for the Executive for this purpose.

                  (e) PERSONAL TAX AND FINANCIAL PLANNING EXPENSES. The Company agrees to reimburse the Executive for all reasonable legal, accounting and financial advisor fees and expenses incurred by the Executive for personal tax, financial and estate planning services in the negotiation and documentation of this Agreement.

                  (f) INTEREST FREE LOAN. If, as described in Section 4 (d) above, EPL or American Securities fails or refuses to pay Executive when and as due the annual incentive bonus presently calculated at or about $337,000, earned by the Executive for over performance on the measurement targets for the year 2000, and the Executive elects to retain legal counsel to pursue recovery of same as also set forth in Section 4 (d) above, the Company will, at the Executive's request, provide Executive with an interest free loan in the amount necessary to make the Executive whole (at or about $337,000, less all applicable withholdings) during the pendency of any legal proceedings related thereto. The loan, if entered into, will be repayable in full only upon the recovery by the Executive from EPL


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or American Securities of the annual bonus amount due him for over performance on said annual incentive bonus targets described above.

         5.       TERMINATION

                  (a) EVENTS OF TERMINATION. The Employment Term shall terminate upon the first to occur of the following events:

                      (i) the close of business on the 4th of February, 2004, unless mutually extended in writing by the parties;

                      (ii) the death of the Executive;

                      (iii) the close of business on the 180th day following the date on which the Company gives the Executive written notice of the termination of his employment as a result of his "Permanent Disability" (as defined in subsection (c));

                      (iv) the close of business on the date on which the Company gives the Executive written notice of the Company's termination of his employment as a "Termination without Cause" (as defined in subsection (c)) or the close of business on the effective date of a termination of the Executive's employment with the Company pursuant to subsection (c)(iii);

                      (v) the close of business on the date on which the Company gives the Executive written notice of the Company's termination of his employment for "Cause" (as defined in subsection (c)); and

                      (vi) the close of business on the effective date of a "Voluntary Termination" (as defined in subsection (c) by the Executive of his employment with the Company.

                  (b) TERMINATION BENEFITS. Upon the termination of the Executive's employment with the Company for any reason set forth in subsection
(a) the Company shall provide the


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Executive (or, in the case of his death, his estate or other legal representative) benefits due him under the Company's benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies), and the Company shall pay the Executive not later than five (5) business days after such termination, in a lump sum, all Base Salary earned through the date of such termination. The Executive shall be entitled to the payments and benefits described be low only as each is applicable to such termination of employment.

                      (i) In the event of a termination as a result of the Executive's death, and in addition to any other death benefits payable under the Company's benefit plans or policies, (A) for so long as the Executive's surviving spouse is receiving any Base Salary payment under clause
                      (B) below, the Executive's eligible family dependents (collectively, "Family") shall be entitled to receive and participate in the disability, health, medical and other welfare benefit plans which the Executive and/or his Family would otherwise have been entitled to hereunder if the Executive had not terminated employment (the "Welfare Benefits") in addition to any continuation coverage which the Executive's Family is entitled to elect under Section 4980B of the Code; and (B) for a period of one year following the date of the Executive's death, the Executive's surviving spouse shall be paid (x) the Base Salary in effect at the date of the Executive's death, payable in monthly installments, and (y) the Annual Bonus that would have been paid under Section 3(b) to the Executive during such period, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company generally.


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                      (ii) In the event of a termination as a result of the
                      Executive's Permanent Disability, for a period of two years after the date of such termination of the Executive's employment, (A) the Executive and/or his Family shall be entitled to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under Section 4980B of the Code; and (B) the Executive shall be paid (x) one-half of the Base Salary in effect at such date of termination, payable in monthly installments, and (y) one-half of the Annual Bonus that would be payable under Section 3(b) for such period, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company generally.

                      (iii) In the event of a "Termination without Cause" under subsection (a)(iii), (A) the Executive and/or his Family shall be entitled until the earlier of (x) the first anniversary of the date of such termination of employment or (y) the commencement of coverage of the Executive and/or his Family by another group medical benefits plan providing substantially comparable benefits to the Welfare Benefits and which does not contain any preexisting condition exclusions or limitations, to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under Section 4980B of the Code; (B) not later than five (5) business days after such termination, the Company shall pay to the Executive a severance payment in a lump sum amount equal to the greater of (i) the number of full and fractional years remaining in the employment term, or (ii) one year of his then current annual base salary and


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                      target Annual Bonus; and (C) the Option shall be one
                      hundred percent (100%) vested and exercisable as of the date of such termination for a period of thirty-six (36) months following the effective date of such termination.

                      (iv) In the event of a termination for Cause under subsection (a)(iv) and in the event of a Voluntary Termination under subsection (a)(v), the Executive shall not be entitled to any benefits or payments from the Company except as provided in the first sentence of subsection (b) above.

                  (c) For purposes of this Agreement:

                      (i) "Permanent Disability" shall mean the Executive's inability to per form the material duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 180 consecutive days. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Company, including, but not limited to, an examination by a physician selected by the Company in its sole discretion.

                      (ii) "Cause" shall mean (A) the Executive's habitual neglect of his material duties, (B) an act or acts by the Executive, or any omission by him, constituting a felony, and the Executive has entered a guilty plea or confession to, or has been convicted of, such felony, (C) the Executive's failure to follow any lawful directive of the Board consistent with the Executive's position and duties,
                      (D) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (E) breach of a material provision of this Agreement by the Executive; provided, that the Company shall provide the Executive (x) written notice specifying the nature of the alleged Cause, and, with


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                      respect to clauses (A), (C) and (E), (y) a reasonable
                      opportunity to appear before the Board to discuss the matter, and (z) a reasonable opportunity to cure any such alleged Cause.

                      (iii) (A) "Voluntary Termination" shall mean any voluntary termination by the Executive of his employment with the Company provided that the Executive shall give the Company at least 30 days' prior written notice of the effective date of such termination. (B) For purposes of this Agreement, the Executive shall not be deemed to have incurred a "Voluntary Termination" if upon 10 days' prior written notice from the Executive, the Executive notifies the Company that his termination of employment with the Company is a result of (x) a breach by the Company of a material provision of this Agreement or (y) a change by the Company of the Executive's title, duties or responsibilities as Chief Executive Officer and President of the Company without his consent, and such breach or change is not corrected by the Company within 30 days or such longer reasonable amount of time required to correct such breach or change, not to exceed 90 days, after the Executive notifies the Board in writing of the action or omission which the Executive believes constitutes such a breach or change. In such event, the Executive shall be deemed to have been terminated without Cause, the benefits described under Section (b)(iii) shall apply and the obligations of the Executive set forth in Section 6(c) shall be deemed null and void.

                      (iv) "Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause (as defined above), and shall be deemed to include any termination under the circumstances described in sub section (c)(iii)(B).

                  (d) In the event of any termination of the Executive's employment by the Company or by the Executive under circumstances described in subsection (c)(iii)(B), the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

         6.       PROTECTED INFORMATION; PROHIBITED SOLICITATION AND COMPETITION

                  (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas, processes, inventions and devices, that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not otherwise to disclose such information unless otherwise required to do so by subpoena or other legal process. No information otherwise in the public domain (i.e., information that has been disclosed to the general public, the marketplace or to govern mental regulatory agencies) shall be considered confidential.


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                  (b) The Executive hereby agrees, in consideration of his
employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Employment Term and for the period ending on the date which is one year after the later of (1) the termination of the Employment Term and (2) the date on which the Company is no longer required to provide the payments and benefits described in Section 5(b) (other than any continuation coverage which the Executive and/or his Family is entitled to elect under Section 4980B of the Code), the Executive shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employees of the Company or any affiliate of the Company to leave the services of the Company or such affiliate for any reason.

                  (c) The Executive further agrees that, he shall not (except as to the activities described in Section 2(c)) during the Employment Term and for the period ending on the date which is the later of (1) the termination of the Employment Term and (2) one year after the date on which the Company is no longer required to provide payments and benefits described in Section 5(b), enter into any relationship whatsoever, either directly or indirectly, alone or in partnership, or as an officer, director, employee or stockholder (beneficially owning stock or options to acquire stock totaling more than five percent of the outstanding shares) of any corporation (other than the Company), or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor or otherwise, with any enterprise, business or division thereof (other than the Company), which is engaged in the Family Dining restaurant business in those states within the United States in which the Company or any of its subsidiaries is at the time of such termination of employment conducting its business. For



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purposes of this Agreement, Family Dining shall be defined as regional or national restaurant chains identified in the CREST data as being part of the family dining segment of the restaurant industry, specifically including, but not be limited to the following: IHOP, Friendly's, Perkins, Bob Evans, Cracker Barrel, Shoney's, Marie Callendars, Baker's Square, Big Boy, Country Kitchen, Shari's, Mimi's and Eat and Park.

                  (d) The restrictions in this Section 6 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

                  (e) The parties hereby acknowledge that the restriction in this Section 6 have been specifically negotiated and agreed to by the parties hereto and are limited to only those restrictions necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 6 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 6 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

         7.       INJUNCTIVE RELIEF

                  The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 6 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in


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a court of appropriate jurisdiction. The provisions of this Section shall survive the Employment Term.

         8.       PARTIES BENEFITED; ASSIGNMENTS

                  This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.

         9.       NOTICES

                  Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section. Notices shall be deemed given when received.

        10.      GOVERNING LAW

                 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, without regard to conflict of law principles.


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         11.      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

                  The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally deter mined that by a judicial decision which is not subject to appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connec-tion with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).

         12.      DISPUTES

                  Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in Charlotte, North Carolina in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.



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         13.      MISCELLANEOUS

                  This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held in valid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

                            [signature page follows]


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         IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement as of the date first written above.

                                       ADVANTICA RESTAURANT GROUP, INC.


                                       By:    /s/Rhonda J. Parish
                                           --------------------------
                                           Name:  Rhonda J. Parish
                                           Title:    Executive Vice President,
                                           General Counsel & Secretary




                                       By:    /s/Nelson J. Marchioli
                                            --------------------------
                                            Name:  Nelson J. Marchioli




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